Exhibit 99.1


                          APPALACHIAN BANCSHARES, INC.
                          ANNOUNCES 10% STOCK DIVIDEND
                                  May 14, 2003


ELLIJAY, GEORGIA - (PR Newswire) - May 14, 2003 - Appalachian Bancshares, Inc. (the "Company") (Other OTC: APAB.PK) today announced a 10% stock dividend (the "Stock Dividend") on each outstanding share of its common stock, $.01 par value per share (the "Common Stock"). The Stock Dividend will be distributed on July 1, 2003 to shareholders of record as of the close of business on May 27, 2003 (the "Record Date"). The Stock Dividend will increase the number of outstanding shares of Common Stock, from 3,296,376 shares to approximately 3,626,014 shares. Further, in lieu of distributing fractional shares of Common Stock, created as a result of the Stock Dividend, the Company will pay to shareholders of record the cash equivalent of such fractional shares, based on the fair market value of the Common Stock.

Appalachian Bancshares, Inc., is a bank holding company that owns all of the outstanding shares of capital stock of Appalachian Community Bank. The Company, through Appalachian Community Bank, engages in a full range of banking services in northern Georgia, through banking offices located in Ellijay, Blue Ridge and Blairsville, Georgia. The main banking office of the Company, which is located in Ellijay, Georgia, is operated under the trade name "Gilmer County Bank."

Please contact Tracy R. Newton, Chief Executive Officer, or Alan R. May, Executive Vice President, with any questions or requests for additional information, at 706-276-8000.

Certain statements in the release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," "continue," or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company's financial performance and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.